Exhibit 11


               LANDAMERICA FINANCIAL GROUP, INC. AND SUBSIDIARIES

                Statement Re:  Computaton of Earnings Per Share

The information required by this Exhibit is contained in Note 4 to the Consolidated Financial Statements of LandAmerica Financial Group, Inc. and its subsidiaries for the quarter ended March 31, 1998 set forth on page 9 of this report.